EXHIBIT 99.1

Press Release Dated July 31, 2018

Geron Corporation Reports Second Quarter 2018 Financial Results and Recent Company Events

Conference Call Scheduled for July 31 at 4:30 p.m. ET

MENLO PARK, Calif., July 31, 2018 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the three and six months ended June 30, 2018.

Second Quarter and Year to Date 2018 Results

For the second quarter of 2018, the Company reported a net loss of $6.9 million, or $0.04 per share, compared to $6.4 million, or $0.04 per share, for the comparable 2017 period. Net loss for the first six months of 2018 was $14.1 million, or $0.08 per share, compared to $13.6 million, or $0.09 per share, for the comparable 2017 period.

Revenues for the three and six months ended June 30, 2018 were $208,000 and $526,000, respectively, compared to $174,000 and $711,000 for the comparable 2017 periods. Revenues for the three and six months ended June 30, 2018 and 2017 included royalty and license fee revenues under various non-imetelstat license agreements. The Company adopted the new revenue recognition accounting standard as of January 1, 2018 using the modified retrospective transition method. Financial results for the three and six months ended June 30, 2018 are presented under the new accounting standard, but prior period amounts have not been adjusted and continue to be reported under accounting standards used historically. Therefore, there is a lack of comparability to the prior periods presented. As a result, the decrease in revenues for the six months ended June 30, 2018, compared to the same period in 2017, reflects not only a reduction in the number of active non-imetelstat license agreements and decreased product sales from licensees, but also a change in the method accounting. However, the Company does not expect the adoption of the new revenue recognition accounting standard to have a material impact to its financial statements on an ongoing basis.

Total operating expenses for the three and six months ended June 30, 2018 were $7.4 million and $15.2 million, respectively, compared to $6.9 million and $14.9 million for the comparable 2017 periods. Research and development expenses for the three and six months ended June 30, 2018 were $3.2 million and $5.6 million, respectively, compared to $2.5 million and $5.9 million for the comparable 2017 periods. The changes in research and development expenses for the three and six months ended June 30, 2018, compared to the same periods in 2017, primarily reflect the variation in costs for our proportionate share of clinical development expenses under the imetelstat collaboration with Janssen Biotech, Inc. (Janssen). General and administrative expenses for the three and six months ended June 30, 2018 were $4.2 million and $9.6 million, respectively, compared to $4.4 million and $9.1 million for the comparable 2017 periods. The overall increase in general and administrative expenses for the six months ended June 30, 2018, compared to the same period in 2017, primarily reflects the net result of higher legal and consulting costs, partially offset by lower stock-based compensation expense.

Interest and other income for the three and six months ended June 30, 2018 was $717,000 and $1.1 million, respectively, compared to $346,000 and $678,000 for the comparable 2017 periods. The increase in interest and other income for the three and six months ended June 30, 2018, compared to the same periods in 2017, primarily reflects higher yields on the company’s increased marketable securities portfolio.

The Company ended the second quarter of 2018 with $181.4 million in cash and marketable securities. Since December 2017, the Company has raised cumulative net cash proceeds of approximately $87 million from the sales of an aggregate of 23,892,415 shares of common stock under At Market Issuance Sales Agreements (Sales Agreements) after deducting sales commissions and offering expenses payable by Geron. The Company expects these net cash proceeds to provide additional capital structure flexibility under different scenarios. If Janssen elects to continue the collaboration, the funds can potentially support the future shared development of imetelstat and Geron’s business development efforts to diversify its business through in-licensing or acquisitions. If Janssen elects to discontinue the collaboration, and Geron chooses to continue development of imetelstat, the funds can support future development costs, including potentially the start of the Phase 3 portion of IMerge.

Recent Company Events

“We still expect Janssen’s decision whether to continue imetelstat development by the end of the third quarter,” said John A. Scarlett, M.D., Geron’s President and Chief Executive Officer. “During the second quarter, we strengthened our balance sheet and made progress on our plans to address either scenario resulting from Janssen’s decision. Therefore, we are confident in our ability to manage our business effectively going forward.”

IMbark Status

IMbark is a Phase 2 trial in patients with Intermediate-2 or High Risk myelofibrosis (MF) who have relapsed after or are refractory to prior treatment with a JAK inhibitor. In March 2018, Janssen officially closed the trial to new patient enrollment. In the second quarter of 2018, Janssen initiated a protocol-specified primary analysis of IMbark, which includes an assessment of overall survival. The Company expects that following completion of the protocol-specified primary analysis, Janssen will notify Geron whether it elects to maintain the license rights and continue the development of imetelstat in any indication (the Continuation Decision). Geron expects Janssen to inform the Company of its decision by the end of the third quarter of 2018.

IMerge Status

IMerge is a two-part clinical trial evaluating imetelstat in transfusion dependent patients with Low or Intermediate-1 risk myelodysplastic syndromes (MDS) who have relapsed after or are refractory to prior treatment with an erythropoiesis stimulating agent, or ESA. The primary efficacy endpoint is the rate of red blood cell transfusion independence lasting at least 8 weeks. Part 1 is a Phase 2, open-label, single-arm trial of imetelstat, and Part 2 is designed to be a Phase 3, randomized, controlled trial. Part 2 has not yet begun.

On June 17, 2018, updated data from the original Part 1 of IMerge was presented at the 23rd Congress of the European Hematology Association (EHA) held in Stockholm, Sweden. The oral presentation described data as of May 2018 from the first 32 patients enrolled in Part 1 of IMerge with a median follow-up of 95 weeks. These data showed that among the 32 red blood cell transfusion-dependent MDS patients enrolled in Part 1, a subset of 13 patients, who had not received prior treatment with either a hypomethylating agent or lenalidomide and were non-del(5q), exhibited an increased rate and durability of transfusion independence compared to the overall trial population.

The slide presentation from the EHA conference is available on Geron’s website at www.geron.com/r-d/publications.

Based on preliminary data from Part 1 of IMerge, Janssen expanded new patient enrollment in Part 1 and enrolled approximately 25 additional patients who are naïve to lenalidomide and HMA treatment and are non-del(5q) to increase the experience and evaluate the benefit-risk profile of imetelstat in this refined target patient population. In November 2017, the first patient was dosed in the expanded Part 1 of IMerge and enrollment was completed in February 2018.

Conference Call and Webcast

Geron will host a conference call to discuss second quarter financial results and recent events at 4:30 p.m. ET on Tuesday, July 31, 2018.

Participants may access the conference call live via telephone by dialing domestically +1 (877) 303-9139 or internationally +1 (760) 536-5195. The passcode is 9464589. A live, listen-only webcast will also be available through on the Company’s website at www.geron.com/investors/events. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for 30 days.

About Geron

Geron is a clinical stage biopharmaceutical company supporting the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements regarding: (i) that Janssen will complete a primary analysis for IMbark; (ii) that Janssen will inform Geron of its decision after completion of the primary analysis; (iii) that Janssen will inform Geron of its decision by the end of the third quarter of 2018; (iv) that the net cash proceeds from the Sales Agreements will provide capital structure flexibility under either a Janssen continue or discontinue scenario: (v) the impact of the adoption of new accounting standards; and (vi) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether the results from IMbark and IMerge and other factors meet the criteria set by Janssen to continue development of imetelstat; (ii) whether Janssen decides not to complete a primary analysis for IMbark and to terminate the imetelstat program and the collaboration agreement; (iii) that Janssen may terminate the collaboration agreement at any time; (iv) whether Janssen will request an extension of time to make its Continuation Decision; (v) whether Janssen will make a positive Continuation Decision without renegotiating the terms of the collaboration agreement; and (vi) that Geron’s need for future capital is greater than Geron’s expectations. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended June 30, 2018. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Suzanne Messere
Investor and Media Relations
investor@geron.com
media@geron.com

CG Capital
887-889-1972

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2018	2017	2018	2017
Revenues:
License fees and royalties	$208	$174	$526	$711

Operating expenses:
Research and development	3,204	2,499	5,644	5,873
General and administrative	4,246	4,406	9,561	9,063
Total operating expenses	7,450	6,905	15,205	14,936
Loss from operations	(7,242)	(6,731)	(14,679)	(14,225)

Interest and other income	717	346	1,111	678
Change in fair value of equity investment	(350)	—	(475)	—
Other expense	(59)	(20)	(77)	(41)
Net loss	$(6,934)	$(6,405)	$(14,120)	$(13,588)

Basic and diluted net loss per share:
Net loss per share	$(0.04)	$(0.04)	$(0.08)	$(0.09)
Shares used in computing net loss per share	174,475,244	159,182,367	167,538,530	159,171,959

CONDENSED BALANCE SHEETS

	June 30,	December 31,
(In thousands)	2018	2017
	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$19,396	$16,603
Current marketable securities	141,800	78,351
Other current assets	1,074	1,016
Total current assets	162,270	95,970

Noncurrent marketable securities	20,250	14,241
Property and equipment, net	71	102
Other assets	676	—
	$183,267	$110,313

Current liabilities	$4,905	$6,516
Stockholders’ equity	178,362	103,797
	$183,267	$110,313

Note 1:	Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2017.

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